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Exhibit (a)(1)(CC)

[FORM OF E-MAIL REGARDING THE RESULTS OF THE OPTION EXCHANGE OFFER]

To: [All Employees Eligible to Participate in the Option Exchange Offer]

Results of the Option Exchange Offer

        This is to confirm for you that the Company's Option Exchange Offer expired at 9:00 p.m., Pacific Time, on February 6, 2006. Pursuant to the Offer, the Company accepted for exchange options to purchase aggregate of 1,060,536 shares of our common stock, representing approximately 61% of the options for 1,598,456 shares that were eligible to be tendered in the Offer as of February 6, 2006. Subject to the terms and conditions of the Offer, the Company will grant a maximum of 197,433 restricted shares of common stock or restricted stock units in exchange for such tendered options.

        Thank you for your cooperation and consideration of this program. If you have any questions, please contact Karen Pereira, by email at optionexchange@zoran.com or by telephone at +1 (408) 523-6596.

Thank you

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  Exhibit (a)(1)(CC)
[FORM OF E-MAIL REGARDING THE RESULTS OF THE OPTION EXCHANGE OFFER]